Contact:
John Beck Ardea Biosciences, Inc. (858) 652-6523 jbeck@ardeabio.com

Ardea Biosciences Initiates Phase 3 Clinical Development Program for Lesinurad

SAN DIEGO, December 19, 2011 — Ardea Biosciences, Inc. (Nasdaq: RDEA) today announced that it has initiated the first of four planned Phase 3 clinical trials in its development program for lesinurad, the Company’s lead product candidate for the chronic treatment of gout. The lesinurad Phase 3 development program is expected to involve approximately 2,000 gout patients at sites around the world. The remaining Phase 3 studies in the program are expected to begin shortly.

“We are extremely pleased to have initiated our Phase 3 program for lesinurad as planned,” commented Barry D. Quart, PharmD, president and chief executive officer of Ardea. “Lesinurad has the potential to significantly improve the lives of millions of gout patients who are untreated or inadequately treated due to the limitations of current therapies. Our Phase 3 program is designed to demonstrate that potential in the patient populations most in need, including patients who have not achieved medically appropriate target serum uric acid levels with standard doses of a xanthine oxidase inhibitor, patients who cannot tolerate the current standard of care, and patients with advanced disease.”

About Hyperuricemia and Gout
Gout is a painful, debilitating and progressive disease caused by abnormally elevated levels of uric acid in the blood stream. This leads to the deposition of painful, needle-like uric acid crystals in and around the connective tissue of the joints and in the kidneys, resulting in inflammation, the formation of disfiguring nodules, and intermittent attacks of severe pain. In addition, evidence suggests that the chronic elevation of uric acid associated with gout, known as hyperuricemia, may also have systemic consequences, including an increased risk for kidney dysfunction and cardiovascular disease.

In 2008, approximately 8.3 million patients in the U.S., 9 million patients in the European Union and 2.9 million patients in Japan had been diagnosed with gout. Gout is the most common form of inflammatory arthritis in men over the age of 40 and represents a significant unmet medical need with limited treatment options.

About Lesinurad
Lesinurad is our most advanced product candidate for the chronic treatment of gout. Lesinurad is an oral, once-daily inhibitor of the URAT1 transporter in the kidney that regulates uric acid excretion from the body. Approximately 90 percent of gout patients are considered to be under-excretors of uric acid, and recent studies have shown that defects in renal transporters, which normally promote the excretion of uric acid, are genetically linked to gout. Consequently, increasing renal excretion of uric acid by moderating URAT1 transporter activity may provide the most physiologically appropriate treatment for gout. In addition, because increasing the excretion of serum uric acid is additive to the effects of drugs that decrease the production of uric acid, such as allopurinol and febuxostat, URAT1 inhibitors in combination with such drugs have the potential to treat the significant portion of the gout population that is not adequately treated with existing therapies.

Lesinurad has been evaluated as a single agent and in combination with the approved xanthine oxidase inhibitors, allopurinol and febuxostat. Over 700 people have received lesinurad in Phase 1 and 2 clinical trials.

About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the development of small-molecule therapeutics for the treatment of serious diseases. Lesinurad, our lead product candidate for the chronic treatment of gout, is a once-daily, oral inhibitor of the URAT1 transporter currently in Phase 3 clinical development. Our next-generation URAT1 inhibitor, RDEA3170, is currently in Phase 1 clinical development. BAY 86-9766 (RDEA119) is a potent and specific inhibitor of mitogen-activated ERK kinase (MEK) for the treatment of cancer being developed by Bayer HealthCare under a global license agreement with Ardea. BAY 86-9766 (RDEA119) is currently in a Phase 2 study in patients with hepatocellular carcinoma in combination with sorafenib and a Phase 1/Phase 2 study in patients with advanced pancreatic cancer in combination with gemcitabine.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of lesinurad, BAY 86-9766 (RDEA119), RDEA3170 and our other compounds and the timing and results of our preclinical, clinical and other studies. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs, and risks related to the outcome of our business development activities, including collaboration or license agreements. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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